Exhibit 99.1

                                             NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Second Quarter and First Six Months of Fiscal 2013

•	Net Income of $3.5 million, or $0.26 Per Diluted Share for Six Months

•	Net Income of $882 thousand, or $0.07 Per Diluted Share for 2nd Quarter

•	Strong Balance Sheet, Strong Liquidity Position Continues

•	$107.1 Million Cash & Securities as of March 31, 2013

•	$28.2 Million Investment in Personal Injury Claims

ENGLEWOOD CLIFFS, N.J., May 9, 2013 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the second quarter and first six months of its 2013 fiscal year.

The Company reported net income attributable to Asta Funding, Inc. of $882,000 for the three month period ended March 31, 2013, or $0.07 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $2,460,000 for the three month period ended March 31, 2012, or $0.17 per diluted share. Net income attributable to Asta Funding, Inc. for the six months ended March 31, 2013 was $3,470,000, or $0.26 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $5,437,000, or $0.37 per diluted share for the six months ended March 31, 2012. The primary reason for the reduction in net income was a second quarter impairment charge of $2,203,000 on three consumer debt portfolios. Total revenues for the three months ended March 31, 2013 were $10,085,000 as compared to $11,470,000 for the same period in the prior year. Total revenues in the three month period included approximately $1,392,000 from Pegasus Funding, LLC, the joint venture in the personal injury finance industry, as compared to $492,000 from the same period of the prior year. Total revenues for the six month period ended March 31, 2013 were $20,637,000 as compared to $21,909,000 for the six month period ended March 31, 2012. Total revenues in the six month period ended March 31, 2013 included approximately $2,634,000 from Pegasus Funding, LLC, as compared to $492,000 in the same period of the prior year, as the joint venture was consummated December 28, 2011.

Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales, were $13,004,000 for the second quarter of fiscal year 2013, as compared to $18,713,000 in the second quarter of fiscal year 2012. Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales, were $26,613,000 for the six months ended March 31, 2013, compared to $35,683,000 in the six months ended March 31, 2012.

Income from fully amortized portfolios (zero basis revenue) was $7,926,000 for the three month period ended March 31, 2013, compared to $9,247,000 for the three month period ended March 31, 2012. Income from fully amortized portfolios was $16,072,000 for the six month period ended March 31, 2013, compared to $17,830,000 for the six month period ended March 31, 2012. Net cash collections on the Great Seneca portfolio were $2,988,000 in the second quarter of fiscal year 2013, as compared to $3,394,000 in the second quarter of fiscal year 2012. Net collections on the Great Seneca portfolio were $5,641,000 during the six months ended March 31, 2013 as compared to $6,114,000 for the six months ended March 31, 2012. The carrying value of the Great Seneca portfolio at March 31, 2013 was $59,792,000, as compared to $72,196,000 at March 31, 2012.

The Company invested approximately $8,357,000 and $15,954,000, respectively, in personal injury cases through the joint venture Pegasus Funding, LLC during the three and six month periods ended March 31, 2013. As of March 31, 2012, the Company had invested $7,721,000 in personal injury cases.

General and administrative expenses were $5,788,000 for the three month period ended March 31, 2013 as compared to $6,032,000 for the three month period ended March 31, 2012. The decrease was attributable to reduced collection expense related to salaries and benefits, and lower postage expenses as we reduced in house collection activities during the second quarter of fiscal year 2013 to rely on our established outsourced services. The savings was somewhat offset by the increased activity of the Pegasus Funding, LLC personal injury unit. General and administrative expenses were $11,381,000 during the six month period ended March 31, 2013 as compared to $10,798,000 for the six month period ended March 31, 2012. The increase was primarily attributable to the Pegasus Funding, LLC unit. Interest expense was $534,000 for the three month period ended March 31, 2013 as compared to $646,000 for the three month period ended March 31, 2012. Impairments of $2,203,000 were recorded in both the three and six month periods ended March 31, 2013, as compared to impairments of $611,000 recorded in both the three and six month periods ended March 31, 2012.

The Company had no senior debt as of March 31, 2013 and September 30, 2012. The balance of the non-recourse debt to the Bank of Montreal was $56,823,000 at March 31, 2013 down from $61,463,000 at September 30, 2012. Also, during the six month period ended March 31, 2013, the Company re-purchased approximately 172,000 shares of its common stock at a cost of $1,579,000.

“We are pleased with the results of the second quarter and six month period ended March 31, 2013 as we continue to generate strong cash flow and improve our liquidity position.” commented Gary Stern, Chairman and CEO of the Company. Mr. Stern continued, “We continue to invest in personal injury cases through the Pegasus Funding, LLC joint venture in which we invested approximately $16.0 million in personal injury claims in the first six months of fiscal year 2013. Pegasus has contributed approximately $500,000 to our pre-tax results in the first six months of fiscal year 2013. As we continue our work in the debt collection business, we believe the quality of the legacy portfolio continues. Although there was a decrease in zero basis revenue from the prior year, such revenue remained at historically consistent levels reporting in at $8.0 million and $16.1 million in the three and six month period ended March 31, 2013, respectively. In addition, we continue to seek additional investments in, or acquisitions of, companies in the financial services industry.”

A conference call to discuss the results of the second quarter and first six months of fiscal year 2013 will be held on Thursday, May 9, 2013 at 4:00PM, EDT

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Replay:

U.S. and Canada:(855) 859-2056

International: (404) 537-3406

Conference ID: 64976582

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff ‘s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of the senior management of Pegasus to source and analyze cases in accordance with the underwriting guidelines of Pegasus, and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended September30, 2012. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Six Months Ended March 31, 2013	Six Months Ended March 31, 2012
Revenues:
Finance income, net	$8,263,000	$10,470,000	$16,753,000	$20,260,000
Other income	1,822,000	1,000,000	3,884,000	1,649,000

	10,085,000	11,470,000	20,637,000	21,909,000

Expenses:
General and administrative	5,788,000	6,032,000	11,381,000	10,798,000
Interest	534,000	646,000	1,103,000	1,320,000
Impairments of consumer receivables acquired for liquidation	2,203,000	611,000	2,203,000	611,000

	8,525,000	7,289,000	14,687,000	12,729,000

Income before income tax	1,560,000	4,181,000	5,950,000	9,180,000
Income tax expense	600,000	1,672,000	2,357,000	3,694,000

Net income	960,000	2,509,000	3,593,000	5,486,000
Less: net income attributable to non-controlling interest	78,000	49,000	123,000	49,000

Net income attributable to Asta Funding, Inc.	$882,000	$2,460,000	$3,470,000	$5,437,000

Net income per share attributable to Asta Funding, Inc.:
Basic	$0.07	$0.17	$0.27	$0.37
Diluted	$0.07	$0.17	$0.26	$0.37
Weighted average number of common shares outstanding:
Basic	12,943,896	14,642,174	12,942,554	14,640,800
Diluted	13,226,351	14,879,480	13,203,929	14,880,213

ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	September 30, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$28,039,000	$4,953,000
Investments:
Available-for-sale	59,125,000	58,712,000
Certificates of deposit	19,956,000	42,682,000
Restricted cash	925,000	1,088,000
Consumer receivables acquired for liquidation (at net realizable value)	74,824,000	86,887,000
Other investments, net	28,187,000	18,596,000
Due from third party collection agencies and attorneys	1,197,000	2,042,000
Prepaid and income taxes receivable	248,000	2,057,000
Furniture and equipment, net	1,246,000	821,000
Deferred income taxes, net	10,091,000	10,410,000
Other assets	5,384,000	4,916,000

Total assets	$229,222,000	$233,164,000

LIABILITIES
Non recourse debt	$56,823,000	$61,463,000
Other liabilities	2,280,000	2,920,000
Dividends payable	—	260,000

Total liabilities	59,103,000	64,643,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 12,941,139 at March 31, 2013 and 13,006,918 at September 30, 2012	149,000	148,000
Additional paid-in capital	77,932,000	77,024,000
Retained earnings	109,743,000	107,303,000
Accumulated other comprehensive (loss) income, net of tax	(54,000)	241,000
Treasury stock (at cost) 1,943,738 shares at March 31, 2013 and 1,772,038 shares at September 30, 2012.	(17,805,000)	(16,226,000)
Non-controlling interest	154,000	31,000

Total stockholders’ equity	170,119,000	168,521,000

Total liabilities and stockholders’ equity	$229,222,000	$233,164,000